EXHIBIT NO. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-3 No. 333-107415) and related Prospectus of AirTran Holdings, Inc. and AirTran Airways, Inc. for the registration of $125,000,000 7% Convertible Notes due 2023 and 11,241,012 shares of Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of AirTran Holdings, Inc., AirTran Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control financial reporting of AirTran Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 10, 2005